Exhibit 99.1

Talmer Bancorp, Inc. reports fourth quarter 2015 net income of $13.1 million, representing $0.19 of earnings per diluted average common share
FDIC loss share agreements and warrant terminated resulting in an after-tax charge of approximately $13.9 million, or $0.20 per diluted common share
 Talmer Bancorp, Inc. increases cash dividend on common stock to $0.05 from $0.01 per share

TROY, Mich., January 26, 2016 - Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported fourth quarter 2015 net income of $13.1 million, compared to $20.0 million for the third quarter of 2015 and $12.5 million for the fourth quarter of 2014. Earnings per diluted common share were $0.19 for the fourth quarter of 2015, compared to $0.27 for the third quarter of 2015 and $0.16 for the fourth quarter of 2014. In addition, on January 25, 2016, the Board of Directors of Talmer increased the quarterly cash dividend on its Class A common stock to $0.05 from $0.01 per share. The dividend will be paid on February 18, 2016, to our Class A common shareholders of record as of February 4, 2016.
On December 28, 2015, Talmer Bank and Trust ("the Bank") entered into an early termination agreement with the Federal Deposit Insurance Corporation ("FDIC") that terminated the Bank's loss share agreements with the FDIC. Also on December 28, 2015, Talmer entered into an agreement with the FDIC that terminated the FDIC's warrant to purchase 390,000 shares of our Class B non-voting common stock. The early loss share and warrant termination resulted in a pre-tax charge of $20.4 million, or approximately $13.9 million, or $0.20 per diluted average share, after-tax. As a result of the settlement, there was no negative accretion on the FDIC indemnification asset for the fourth quarter nor will there be any future expenses associated with the FDIC clawback liability or FDIC warrant.

Quarterly Results Summary

(Dollars in thousands, except per share data)	4th Qtr 2015	3rd Qtr 2015	4th Qtr 2014
Earnings Summary
Net interest income	$58,378	$55,647	$51,463
Total provision (benefit) for loan losses	(4,583)	700	2,994
Noninterest income	23,575	19,342	15,834
Noninterest expense	68,602	47,829	48,098
Income before income taxes	17,934	26,460	16,205
Income tax provision	4,821	6,425	3,703
Net income	13,113	20,035	12,502
Per Share Data
Diluted earnings per common share	$0.19	$0.27	$0.16
Tangible book value per share (1)	10.72	10.55	10.61
Average diluted common shares (in thousands)	69,973	73,222	75,759
Performance and Capital Ratios
Return on average assets (annualized)	0.80%	1.23%	0.85%
Return on average equity (annualized)	7.25	10.96	6.63
Net interest margin (fully taxable equivalent) (2)	3.89	3.76	3.89
Core efficiency ratio (1)	59.51	58.54	67.09
Tangible average equity to tangible average assets (1)	10.79	11.02	12.67
Common equity tier 1 capital (3)	11.95	12.12	N/A
Tier 1 leverage ratio (3)	10.21	10.21	11.56
Tier 1 risk-based capital (3)	11.95	12.12	15.20
Total risk-based capital (3)	12.96	13.20	16.44
Asset Quality Ratios
Net charge-offs (recoveries) to average loans (annualized)	(0.23)%	(0.19)%	0.34%
Nonperforming assets as a percentage of total assets	1.30	1.33	1.78
Nonperforming loans as a percent of total loans	1.20	1.14	1.34
Allowance for loan losses as a percentage of period-end loans	1.12	1.19	1.30

(1)	Denotes a non-GAAP Financial Measure, see section entitled "Reconciliation of Non-GAAP Financial Measures."

(2)	Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3)	Fourth quarter 2015 is estimated. Third and fourth quarters of 2015 are under Basel III transitional and fourth quarter 2014 is under Basel I.

Fourth Quarter 2015 Compared to Third Quarter 2015

•
Net income was $13.1 million, or $0.19 per diluted average common share, in the fourth quarter of 2015, compared to $20.0 million, or $0.27 per diluted average common share, for the third quarter of 2015. The decrease in net income in the fourth quarter of 2015 was primarily due to the after-tax charge resulting from the early termination of the Bank's FDIC loss share agreements and the FDIC's warrant of approximately $13.9 million, or $0.20 per diluted average share.

•	Net loans increased during the fourth quarter of 2015 by $107.0 million, driven by strong growth in commercial and industrial lending, partially offset by acquired loan run-off.

•	Total deposits declined $110.9 million, to $5.0 billion as of December 31, 2015, compared to September 30, 2015, primarily due to a decline in brokered deposits of $106.6 million.

•
Net interest income increased to $58.4 million in the fourth quarter of 2015, compared to $55.6 million in the third quarter of 2015. Net interest income growth was primarily due to the benefit provided by a $4.4 million reduction in negative accretion on the FDIC indemnification asset, partially offset by a $1.7 million decrease in interest on loans due significantly to the run-off of acquired, higher-yielding loans. Our net interest margin increased 13 basis points to 3.89% in the fourth quarter of 2015, compared to 3.76% in the third quarter of 2015, due in large part to the removal of the negative yield on the FDIC indemnification asset.

•
Noninterest income increased $4.2 million to $23.6 million in the fourth quarter of 2015, compared to the third quarter of 2015. Noninterest income was impacted by a benefit to earnings of $1.4 million due to the change in the fair value of loan servicing rights, compared to a detriment to earnings of $3.8 million in the third quarter of 2015, which is a key component of the $5.6 million increase in mortgage banking and other loan fees. Fourth quarter of 2015 noninterest income also benefited from the Bank's early termination of the FDIC loss share agreements as we did not have to record a liability due to the FDIC for what would have been the FDIC's share of recoveries on covered loans recognized in the fourth quarter of 2015.

•
Noninterest expense increased $20.8 million, to $68.6 million in the fourth quarter of 2015, compared to the third quarter of 2015, primarily due to the $20.4 million net loss on the early termination of the Bank's FDIC loss share agreements and the FDIC's warrant.

•
Total shareholder’s equity of $725.2 million as of December 31, 2015, increased $10.4 million compared to September 30, 2015. The increase is primarily the result of fourth quarter of 2015 net income of $13.1 million, partially offset by a decrease in accumulated other comprehensive income primarily due to a decrease in the fair value of our investment securities portfolio.

Income Statement
Net Interest Income and Net Interest Margin
Net interest income for the fourth quarter of 2015 was $58.4 million, compared to $55.6 million in the prior quarter. Our net interest margin was 3.89% in the fourth quarter of 2015, an increase of 13 basis points from 3.76% in the third quarter of 2015. The increase in our net interest margin in the fourth quarter was due in large part to the removal of the negative yield on the FDIC indemnification asset as the Bank terminated its FDIC loss share agreements.
Our net interest margin benefits from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield. The accretable yield for purchased credit impaired loans includes both the expected coupon of the loan and the discount accretion, and is recognized as interest income over the expected remaining life of the loans. For the fourth and third quarters of 2015, the yield on loans was 4.83% and 5.09%, respectively, while the yield generated using only the expected coupon would have been 4.17% and 4.34%, respectively. The difference between the actual yield earned on total loans and the yield generated based on the contractual coupon (not including any interest income for loans in nonaccrual status) represents excess accretable yield. Our net interest margin, prior to the fourth quarter of 2015, was also adversely impacted by the negative yield on the FDIC indemnification asset. The combination of the excess accretable yield, offset by the negative yield on the FDIC indemnification asset in the third quarter of 2015, benefited net interest margin by 52 basis points in the fourth quarter of 2015 compared to 30 basis points in the third quarter of 2015. Therefore, excluding the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, our net interest margin in the fourth quarter of 2015 was 3.37% compared to 3.46% in the third quarter of 2015. The decline in our core net interest margin was due in large part to the decline in yield on our loan portfolio driven by run-off of higher yielding acquired loans being replaced with new loans with lower, current market-competitive rates.
Noninterest Income
Noninterest income increased $4.2 million to $23.6 million in the fourth quarter of 2015, compared to the third quarter of 2015. The most significant contributor to this increase was an increase in mortgage banking and other loan fees of $5.6 million. The increase in mortgage banking and other loan fees was impacted by a benefit of $1.4 million due to the change in the fair value of loan servicing rights compared to a detriment to earnings of $3.8 million in the third quarter of 2015. The change in the fair value of loan servicing rights in the fourth quarter of 2015 was due mainly to upward movements in market interest rates during the period compared to the falling rate environment in the third quarter of 2015. Fourth quarter of 2015 noninterest income also benefited from the termination of the Bank's FDIC loss share agreements. FDIC loss share income was negative $2.7 million in the third quarter of 2015, representing the amounts due to the FDIC related to significant credit recoveries on covered loans.
As we have noted in prior quarters, we have chosen not to hedge our investment in loan servicing rights, though we may choose to do so in future periods. Since our loan servicing rights are accounted for under the fair value measurement method, decreases in interest rates generally result in a detriment to earnings due to an anticipated increase in prepayments speeds, whereas increases in interest rates generally result in a benefit to earnings due to the opposite effect. While there has been meaningful reported earnings volatility due to our decision not to hedge our loan servicing rights, the cumulative acquisition-to-date benefit to pre-tax earnings due to the changes in fair value has been $658 thousand since the majority of our servicing rights were acquired on January 1, 2013.

Noninterest Expense
Noninterest expense in the fourth quarter of 2015 increased $20.8 million, to $68.6 million, compared to the third quarter of 2015. The increase in noninterest expense is primarily due to the pre-tax charge of $20.4 million taken in the fourth quarter of 2015 as a result of the early termination of the Bank's FDIC loss share agreements and the FDIC's warrant.
Our core efficiency ratio was 59.51% and 58.54%, for the fourth and third quarters of 2015, respectively. The efficiency ratio is a measure of noninterest expense as a percent of net interest income and noninterest income. The core efficiency ratio begins with the efficiency ratio and then excludes certain items deemed by management to not be related to regular operations. The fourth quarter of 2015 core efficiency ratio excludes the $20.4 million charge we took to terminate the Bank's FDIC loss share agreements and the FDIC's warrant, the benefit received from the fair value adjustment to our loan servicing rights of $1.4 million and transaction and integration related costs of $328 thousand. The third quarter of 2015 core efficiency ratio excludes the detriment received from the fair value adjustment to our loan servicing rights of $3.8 million, transaction and integration related costs of $113 thousand, and the FDIC loss sharing income, which was a detriment of $2.7 million.
Credit Quality
As a result of the early termination of the Bank's FDIC loss share agreements in the fourth quarter of 2015 all loans and allowance previously classified as covered were reclassified to uncovered.
The fourth quarter of 2015 resulted in a benefit for loan losses of $4.6 million, compared to a provision for loan losses of $700 thousand in the third quarter of 2015. The increase to a benefit for loan losses was primarily due to increases in credit recoveries on acquired loans. At December 31, 2015, the allowance for loan losses on loans was $54.0 million, or 1.12% of total loans, compared to $55.8 million, or 1.19% of total loans, at September 30, 2015. The decrease in the allowance for loan losses for the quarter was primarily due to credit recoveries on acquired loans that were paid off and from payments received on loans previously carrying an allowance for loan loss.
During the fourth quarter of 2015, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions. For the re-estimations, loans with changes in cash flow expectations resulted in net additional loan loss provisions of $731 thousand. The re-estimations also resulted in a $10.7 million improvement in the gross cash flow expectations for purchased credit impaired loans, which will be recognized prospectively as an increase in the accretable yield.
All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated.
Balance Sheet and Capital Management
Total assets increased $91.9 million to $6.6 billion at December 31, 2015 compared to $6.5 billion at September 30, 2015. The primary drivers of the increase in assets in the quarter ended December 31, 2015 were increases in net total loans of $107.0 million and cash and cash equivalents of $57.8 million, partially offset by a decrease in loans held for sale of $42.0 million and the elimination of the FDIC indemnification asset of $30.6 million and the FDIC receivable of $2.6 million. The decrease in loans held for sale primarily reflects a reduction in the overall volume of residential loan originations.
Net total loans at December 31, 2015 increased $107.0 million to $4.8 billion, compared to September 30, 2015. Loan growth was primarily driven by growth in commercial and industrial loans. We continue to be focused on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans. Acquired loans, which total $1.4 billion, or 29.7% of total loans, at December 31, 2015 are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.
Total liabilities were $5.9 billion at December 31, 2015 compared to $5.8 billion at September 30, 2015. The $81.4 million increase in liabilities in the quarter ended December 31, 2015 was primarily due to an increase in short-term borrowings of $246.9 million, partially offset by decreases in total deposits of $110.9 million and long-term debt of $20.9 million and the elimination of our FDIC clawback liability of $27.3 million and FDIC warrant payable of $4.5 million in the fourth quarter of 2015. The decrease in total deposits was primarily due to decreases in brokered deposits of $106.6 million and noninterest-bearing demand deposits of $39.0 million, partially offset by growth in interest-bearing demand deposits of $36.0 million.
Total shareholders’ equity of $725.2 million as of December 31, 2015 increased $10.4 million compared to September 30, 2015. The increase is primarily the result of our net income of $13.1 million, partially offset by a decrease in accumulated other comprehensive income primarily due to a decrease in the fair value of our investment securities portfolio. Our Tier 1 leverage ratio was estimated to be 10.21% at December 31, 2015, compared to 10.21% at September 30, 2015.

Subsequent Event
In January 2016, a settlement was finalized with the Internal Revenue Service regarding First Place Financial Corp.'s utilization of bad debt expense incurred prior to Talmer's acquisition of First Place Bank involving several tax years. The Bank, as successor to First Place Bank, was granted court approval to act as substitute agent for First Place Financial Corp. consolidated group for the purposes of amending various returns, which ultimately impact the tax filings of the Bank. The benefit expected as a result of the amended filings is approximately $4.2 million that will be recorded in the first quarter of 2016 as an offset to the quarterly income tax expense.
We are in the process of re-examining the tax attributes associated with our prior acquisitions and we have identified information that may cause us to adjust our estimated deferred tax assets associated with our acquisition of Talmer West Bank on January 1, 2014. While our analysis is not yet complete, it is possible that we may need to reduce the deferred tax assets associated with our acquisition of Talmer West Bank by approximately $16 million. If we make this adjustment, we would reduce our currently reported equity by a like amount, which we expect would have only an immaterial effect on our reported regulatory capital ratios, since a large majority of our deferred tax assets are disallowed from regulatory capital both before and after the adoption of Basel III. If we conclude that an adjustment is necessary, we anticipate reducing the bargain purchase gain recorded as a result of our acquisition of Talmer West Bank in the first quarter of 2014. A one-time adjustment of this nature would have no impact on our future earnings. We are performing this analysis in consultation with our tax, legal and accounting experts. We plan to have the result of our analysis and a conclusion on this matter known before we file our Annual Report on Form 10-K due February 29, 2016.
As announced and further described in a separate press release issued by Talmer today, Talmer has entered into a merger agreement with Chemical Financial Corporation.
Conference Call and Webcast
In light of today’s announcement that Talmer has entered into a merger agreement with Chemical Financial Corporation, Talmer has cancelled its live conference webcast to review fourth quarter 2015 financial results that was scheduled for 10:00 a.m. ET on Thursday, January 28, 2016. Instead, Talmer and Chemical Financial Corporation will jointly host a live conference call today at 11:00 a.m. ET to discuss the merger and Talmer will also discuss its fourth quarter 2015 financial results. Anyone interested may access the conference call on a live basis by dialing toll-free at 1-800-289-0459 and entering 430440 for the participant passcode. The call will also be broadcast live over the Internet hosted on Chemical Financial Corporation’s website at www.chemicalbankmi.com under the “Investor Info” section.
A slide-show presentation regarding the merger will be discussed on the call and will be available for download at www.talmerbank.com under the “Investor Relations” section, and at www.chemicalbankmi.com under the “Investor Info” section.
An audio replay of the call will be available after the event on Talmer’s and Chemical Financial Corporation’s websites for at least 14 days.
About Talmer Bancorp, Inc.
Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust. Talmer Bank and Trust operates branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland and Nevada and offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Some of the statements in this press release and our conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements, include, among others, statements related to the impact of interest rates on earnings, statements regarding the proposed merger with Chemical Financial Corporation and statements regarding the potential adjustment to our deferred tax assets related to our acquisition of Talmer West Bank, including whether an adjustment will be required, and if required, the timing, size and impact of any such adjustment. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, excessive loan losses, and risks and uncertainties set forth in the joint press release issued by Talmer and Chemical Financial Corporation issued the date hereof with respect to the merger agreement entered into by Talmer and Chemical Financial Corporation, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:                    Investor Relations Contact:
Shellie Maitre                    Bradley Adams
(248) 498-2858                    (248) 498-2862

Talmer Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$74,734	$82,822	$86,185
Interest-bearing deposits with other banks	137,589	106,740	96,551
Federal funds sold and other short-term investments	175,000	140,000	71,000
Total cash and cash equivalents	387,323	329,562	253,736
Securities available-for-sale	890,770	880,705	740,819
Federal Home Loan Bank stock	29,621	25,416	20,212
Loans held for sale, at fair value	58,223	100,255	93,453
Loans:
Commercial real estate	1,568,097	1,561,529	1,497,600
Residential real estate (includes $22.2 million, $20.9 million, and $18.3 million, respectively, measured at fair value) (1)	1,547,799	1,542,661	1,534,238
Commercial and industrial	1,257,406	1,210,613	902,125
Real estate construction (includes $0, $0, and $1.2 million, respectively, measured at fair value) (1)	241,603	222,184	141,075
Consumer	191,795	164,601	174,089
Total loans	4,806,700	4,701,588	4,249,127
Less: Allowance for loan losses	(53,953)	(55,837)	(55,172)
Net total loans	4,752,747	4,645,751	4,193,955
Premises and equipment	43,570	44,133	48,389
Other real estate owned and repossessed assets	28,259	33,553	48,743
Loan servicing rights	58,113	55,786	70,598
Core deposit intangible	12,808	13,470	13,035
Goodwill	3,524	3,524	—
Company-owned life insurance	107,065	105,975	97,782
Income tax benefit	177,183	180,719	177,472
FDIC indemnification asset	—	30,551	67,026
FDIC receivable	—	2,618	6,062
Other assets	46,684	52,017	40,982
Total assets	$6,595,890	$6,504,035	$5,872,264
Liabilities
Deposits:
Noninterest-bearing demand deposits	$1,011,414	$1,050,375	$887,567
Interest-bearing demand deposits	849,599	813,609	660,697
Money market and savings deposits	1,314,909	1,314,798	1,170,236
Time deposits	1,609,895	1,611,315	1,188,178
Other brokered funds	228,764	335,354	642,185
Total deposits	5,014,581	5,125,451	4,548,863
Short-term borrowings	348,998	102,090	135,743
Long-term debt	464,057	484,981	353,972
FDIC clawback liability	—	27,269	26,905
FDIC warrants payable	—	4,513	4,633
Other liabilities	43,039	44,963	40,541
Total liabilities	5,870,675	5,789,267	5,110,657
Shareholders’ equity
Preferred stock - $1.00 par value
Authorized - 20,000,000 shares at 12/31/2015, 9/30/2015 and 12/31/2014
Issued and outstanding - 0 shares at 12/31/2015, 9/30/2015 and 12/31/2014	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value
Authorized - 198,000,000 shares at 12/31/2015, 9/30/2015, and 12/31/2014
Issued and outstanding - 66,114,798 shares at 12/31/2015, 66,127,598 shares at 9/30/2015 and 70,532,122 shares at 12/31/2014	66,115	66,128	70,532
Class B Non-Voting Common Stock - $1.00 par value
Authorized - 2,000,000 shares at 12/31/2015, 9/30/2015 and 12/31/2014
Issued and outstanding - 0 shares at 12/31/2015, 9/30/2015 and 12/31/2014	—	—	—
Additional paid-in-capital	316,571	316,160	405,436
Retained earnings	339,130	326,678	281,789
Accumulated other comprehensive income, net of tax	3,399	5,802	3,850
Total shareholders’ equity	725,215	714,768	761,607
Total liabilities and shareholders’ equity	$6,595,890	$6,504,035	$5,872,264

(1)  Amounts represent loans for which the Company has elected the fair value option.

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest income
Interest and fees on loans	$58,400	$58,271	$236,735	$226,674
Interest on investments
Taxable	3,234	2,263	10,663	8,509
Tax-exempt	1,933	1,610	7,079	6,232
Total interest on securities	5,167	3,873	17,742	14,741
Interest on interest-earning cash balances	77	94	387	640
Interest on federal funds and other short-term investments	383	126	1,159	527
Dividends on FHLB stock	275	177	1,029	867
FDIC indemnification asset	—	(7,539)	(22,164)	(26,426)
Total interest income	64,302	55,002	234,888	217,023
Interest Expense
Interest-bearing demand deposits	395	194	1,468	824
Money market and savings deposits	732	457	2,385	1,930
Time deposits	2,891	1,546	9,431	6,080
Other brokered funds	483	527	2,254	879
Interest on short-term borrowings	329	90	967	420
Interest on long-term debt	1,094	725	3,717	2,627
Total interest expense	5,924	3,539	20,222	12,760
Net interest income	58,378	51,463	214,666	204,263
Provision (benefit) for loan losses	(4,583)	2,994	(9,203)	4,327
Net interest income after provision for loan losses	62,961	48,469	223,869	199,936
Noninterest income
Deposit fee income	2,513	2,692	9,888	12,225
Mortgage banking and other loan fees	3,853	(865)	5,569	1,163
Net gain on sales of loans	5,404	4,939	29,585	17,747
Accelerated discount on acquired loans	7,556	3,742	32,689	18,197
Net gain (loss) on sales of securities	(2)	—	99	(2,066)
Company-owned life insurance	779	805	3,115	2,691
Net gain on sale of branches	—	—	—	14,410
Bargain purchase gain	—	—	—	41,977
FDIC loss sharing income	—	(244)	(9,692)	(6,211)
Other income	3,472	4,765	15,192	17,366
Total noninterest income	23,575	15,834	86,445	117,499
Noninterest expense
Salary and employee benefits	27,535	25,632	113,097	121,744
Occupancy and equipment expense	5,993	6,911	28,546	31,806
Data processing fees	1,603	789	6,618	6,399
Professional service fees	2,771	3,323	12,786	12,952
Bank acquisition and due diligence fees	328	329	2,272	3,765
Marketing expense	1,224	1,226	5,550	4,923
Other employee expense	943	658	3,425	2,674
Insurance expense	1,571	1,615	5,933	5,697
FDIC loss sharing expense	—	406	1,374	2,158
Net loss on early termination of FDIC loss share agreements and warrant	20,364	—	20,364	—
Other expense	6,270	7,209	26,354	26,762
Total noninterest expense	68,602	48,098	226,319	218,880
Income before income taxes	17,934	16,205	83,995	98,555
Income tax provision	4,821	3,703	23,866	7,705
Net income	$13,113	$12,502	$60,129	$90,850
Earnings per common share:
Basic	$0.20	$0.18	$0.87	$1.30
Diluted	$0.19	$0.16	$0.81	$1.21
Average common shares outstanding - basic	65,388	70,136	68,646	69,605
Average common shares outstanding - diluted	69,973	75,759	73,331	75,150
Total comprehensive income	$10,710	$14,265	$59,678	$102,696

Talmer Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	2015				2014
(Dollars in thousands, except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Interest income
Interest and fees on loans	$58,400	$60,078	$58,319	$59,938	$58,271
Interest on investments
Taxable	3,234	2,731	2,375	2,323	2,263
Tax-exempt	1,933	1,873	1,658	1,615	1,610
Total interest on securities	5,167	4,604	4,033	3,938	3,873
Interest on interest-earning cash balances	77	107	117	86	94
Interest on federal funds and other short-term investments	383	342	269	165	126
Dividends on FHLB stock	275	285	224	245	177
FDIC indemnification asset	—	(4,366)	(8,548)	(9,250)	(7,539)
Total interest income	64,302	61,050	54,414	55,122	55,002
Interest Expense
Interest-bearing demand deposits	395	401	382	290	194
Money market and savings deposits	732	620	562	471	457
Time deposits	2,891	2,582	2,131	1,827	1,546
Other brokered funds	483	541	607	623	527
Interest on short-term borrowings	329	350	209	79	90
Interest on long-term debt	1,094	909	914	800	725
Total interest expense	5,924	5,403	4,805	4,090	3,539
Net interest income	58,378	55,647	49,609	51,032	51,463
Provision (benefit) for loan losses	(4,583)	700	(7,313)	1,993	2,994
Net interest income after provision for loan losses	62,961	54,947	56,922	49,039	48,469
Noninterest income
Deposit fee income	2,513	2,494	2,561	2,320	2,692
Mortgage banking and other loan fees	3,853	(1,721)	4,698	(1,261)	(865)
Net gain on sales of loans	5,404	6,815	8,748	8,618	4,939
FDIC loss sharing income	—	(2,696)	(5,928)	(1,068)	(244)
Accelerated discount on acquired loans	7,556	9,491	7,444	8,198	3,742
Net gain (loss) on sales of securities	(2)	202	6	(107)	—
Company-owned life insurance	779	740	856	740	805
Other income	3,472	4,017	3,713	3,990	4,765
Total noninterest income	23,575	19,342	22,098	21,430	15,834
Noninterest expense
Salary and employee benefits	27,535	27,665	28,685	29,212	25,632
Occupancy and equipment expense	5,993	6,472	8,415	7,666	6,911
Data processing fees	1,603	1,356	1,805	1,854	789
Professional service fees	2,771	3,197	3,275	3,543	3,323
FDIC loss sharing expense	—	292	133	949	406
Bank acquisition and due diligence fees	328	113	419	1,412	329
Marketing expense	1,224	1,748	1,483	1,095	1,226
Other employee expense	943	722	826	934	658
Insurance expense	1,571	1,305	1,527	1,530	1,615
Net loss on early termination of FDIC loss share agreements and warrant	20,364	—	—	—	—
Other expense	6,270	4,959	6,725	8,400	7,209
Total noninterest expense	68,602	47,829	53,293	56,595	48,098
Income before income taxes	17,934	26,460	25,727	13,874	16,205
Income tax provision	4,821	6,425	8,179	4,441	3,703
Net income	$13,113	$20,035	$17,548	$9,433	$12,502
Earnings per common share:
Basic	$0.20	$0.29	$0.25	$0.13	$0.18
Diluted	$0.19	$0.27	$0.23	$0.12	$0.16
Average common shares outstanding - basic	65,388	68,731	70,301	70,216	70,136
Average common shares outstanding - diluted	69,973	73,222	74,900	75,103	75,759
Total comprehensive income	$10,710	$23,601	$13,144	$12,227	$14,265

Talmer Bancorp, Inc.
Loan Data
(Unaudited)

(Dollars in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Uncovered loans
Commercial real estate
Non-owner occupied	$1,039,305	$988,635	$924,174	$919,043	$888,650
Owner-occupied	503,814	472,269	445,927	459,002	417,843
Farmland	24,978	23,517	25,682	26,617	4,445
Total commercial real estate	1,568,097	1,484,421	1,395,783	1,404,662	1,310,938
Residential real estate	1,547,799	1,452,290	1,434,678	1,474,025	1,426,012
Commercial and industrial	1,257,406	1,196,717	1,066,353	948,303	869,477
Real estate construction	241,603	217,035	175,192	140,705	131,686
Consumer	191,795	164,496	172,120	187,698	164,524
Total uncovered loans	4,806,700	4,514,959	4,244,126	4,155,393	3,902,637
Covered loans
Commercial real estate
Non-owner occupied	—	40,777	85,889	97,661	108,692
Owner-occupied	—	32,009	53,614	63,031	70,492
Farmland	—	4,322	4,395	6,684	7,478
Total commercial real estate	—	77,108	143,898	167,376	186,662
Residential real estate	—	90,371	96,371	103,429	108,226
Commercial and industrial	—	13,896	24,794	29,384	32,648
Real estate construction	—	5,149	7,426	8,443	9,389
Consumer	—	105	8,358	8,961	9,565
Total covered loans	—	186,629	280,847	317,593	346,490
Total loans	$4,806,700	$4,701,588	$4,524,973	$4,472,986	$4,249,127

Talmer Bancorp, Inc.
Impaired Assets
(Unaudited)

	2015				2014
(Dollars in thousands)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Uncovered
Nonperforming troubled debt restructurings
Commercial real estate	$7,485	$5,519	$4,652	$4,031	$2,644
Residential real estate	5,485	4,600	4,364	4,418	3,984
Commercial and industrial	1,167	705	414	43	180
Real estate construction	187	135	202	147	—
Consumer	127	115	91	89	83
Total nonperforming troubled debt restructurings	14,451	11,074	9,723	8,728	6,891
Nonaccrual loans other than nonperforming troubled debt restructurings
Commercial real estate	9,313	12,421	11,075	11,120	11,112
Residential real estate	12,905	12,962	15,769	13,683	13,390
Commercial and industrial	20,501	9,236	2,705	1,892	3,370
Real estate construction	226	198	236	—	174
Consumer	79	149	217	254	174
Total nonaccrual loans other than nonperforming troubled debt restructurings	43,024	34,966	30,002	26,949	28,220
Total nonaccrual loans	57,475	46,040	39,725	35,677	35,111
Other real estate owned and repossessed assets (1)	28,157	27,329	37,612	30,761	36,872
Total nonperforming assets	85,632	73,369	77,337	66,438	71,983
Performing troubled debt restructurings
Commercial real estate	15,340	13,973	3,741	2,625	3,785
Residential real estate	5,749	2,402	2,392	1,875	1,368
Commercial and industrial	3,438	3,433	2,597	2,171	840
Real estate construction	420	197	131	89	90
Consumer	242	235	233	220	234
Total performing troubled debt restructurings	25,189	20,240	9,094	6,980	6,317
Total uncovered impaired assets	$110,821	$93,609	$86,431	$73,418	$78,300
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$297	$196	$340	$72	$53
Covered
Nonperforming troubled debt restructurings
Commercial real estate	—	3,590	14,717	13,617	14,343
Residential real estate	$—	$1,618	$1,606	$1,623	$1,363
Commercial and industrial	—	1,045	1,652	1,476	2,043
Real estate construction	—	210	336	267	272
Consumer	—	2	20	28	13
Total nonperforming troubled debt restructurings	—	6,465	18,331	17,011	18,034
Nonaccrual loans other than nonperforming troubled debt restructurings
Commercial real estate	—	190	251	1,180	1,380
Residential real estate	—	392	465	441	485
Commercial and industrial	—	633	717	1,233	1,517
Real estate construction	—	26	29	451	441
Total nonaccrual loans other than nonperforming troubled debt restructurings	—	1,241	1,462	3,305	3,823
Total nonaccrual loans	—	7,706	19,793	20,316	21,857
Other real estate owned and repossessed assets	—	5,621	8,261	10,709	10,719
Total nonperforming assets	—	13,327	28,054	31,025	32,576
Performing troubled debt restructurings
Commercial real estate	—	1,709	3,055	8,923	9,017
Residential real estate	—	3,185	3,584	3,069	3,046
Commercial and industrial	—	204	569	993	1,137
Real estate construction	—	298	300	256	264
Consumer	—	—	7	—	—
Total performing troubled debt restructurings	—	5,396	7,515	13,241	13,464
Total covered impaired assets	$—	$18,723	$35,569	$44,266	$46,040
Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$—	$—	$—	$—
(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the three months ended
	December 31, 2015			September 30, 2015			December 31, 2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$113,284	$77	0.27%	$172,781	$107	0.24%	$147,713	$94	0.25%
Federal funds sold and other short-term investments	187,283	383	0.81	182,826	342	0.74	69,897	126	0.71
Investment securities (3):
Taxable	603,922	3,234	2.12	575,071	2,731	1.88	519,774	2,263	1.73
Tax-exempt	282,258	1,933	3.57	266,357	1,873	3.69	223,580	1,610	3.82
Federal Home Loan Bank stock	25,796	275	4.23	25,416	285	4.46	18,671	177	3.77
Gross loans (4)	4,800,952	58,400	4.83	4,682,709	60,078	5.09	4,243,329	58,271	5.45
FDIC indemnification asset	—	—	—	35,211	(4,366)	(49.20)	77,865	(7,539)	(38.41)
Total earning assets	6,013,495	64,302	4.28%	5,940,371	61,050	4.12%	5,300,829	55,002	4.16%
Non-earning assets:
Cash and due from banks	89,269			91,225			101,884
Allowance for loan losses	(54,211)			(53,900)			(52,808)
Premises and equipment	44,017			44,552			50,130
Core deposit intangible	13,129			13,802			13,334
Goodwill	3,524			3,524			—
Other real estate owned and repossessed assets	31,813			43,420			48,983
Loan servicing rights	56,633			58,038			73,059
FDIC receivable	30,369			3,878			11,013
Company-owned life insurance	106,438			105,377			97,081
Other non-earning assets	231,797			241,922			223,685
Total assets	$6,566,273			$6,492,209			$5,867,190
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$836,466	$395	0.19%	$823,741	$401	0.19%	$676,994	$194	0.11%
Money market and savings deposits	1,351,197	732	0.21	1,293,737	620	0.19	1,174,132	457	0.15
Time deposits	1,632,608	2,891	0.70	1,523,096	2,582	0.67	1,219,758	1,546	0.50
Other brokered funds	246,998	483	0.78	365,825	541	0.59	543,784	527	0.38
Short-term borrowings	142,894	329	0.91	219,663	350	0.63	165,515	90	0.22
Long-term debt	489,660	1,094	0.89	407,154	909	0.89	326,924	725	0.88
Total interest-bearing liabilities	4,699,823	5,924	0.50%	4,633,216	5,403	0.46%	4,107,107	3,539	0.34%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	1,067,500			1,051,400			934,143
FDIC clawback liability	—			28,774			25,923
Other liabilities	75,527			47,779			45,272
Shareholders' equity	723,423			731,040			754,745
Total liabilities and shareholders' equity	$6,566,273			$6,492,209			$5,867,190
Net interest income		$58,378			$55,647			$51,463
Interest spread			3.78%			3.66%			3.82%
Net interest margin as a percentage of interest-earning assets			3.85%			3.72%			3.85%
Tax equivalent effect			0.04%			0.04%			0.04%
Net interest margin as a percentage of interest-earning assets (FTE)			3.89%			3.76%			3.89%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $610 thousand, $604 thousand, and $542 thousand on tax-exempt securities for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Net Interest Income and Net Interest Margin
(Unaudited)

	For the year ended December 31,
	2015			2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$162,391	$387	0.24%	$265,155	$640	0.24%
Federal funds sold and other short-term investments	155,353	1,159	0.75	73,453	527	0.72
Investment securities (3):
Taxable	550,701	10,663	1.94	505,754	8,509	1.68
Tax-exempt	259,414	7,079	3.61	197,786	6,232	4.22
Federal Home Loan Bank stock	23,089	1,029	4.46	17,841	867	4.86
Gross loans (4)	4,618,639	236,735	5.13	3,925,198	226,674	5.77
FDIC indemnification asset	35,993	(22,164)	(61.58)	105,034	(26,426)	(25.16)
Total earning assets	5,805,580	234,888	4.09%	5,090,221	217,023	4.31%
Non-earning assets:
Cash and due from banks	89,657			97,935
Allowance for loan losses	(53,067)			(56,094)
Premises and equipment	46,163			55,125
Core deposit intangible	13,898			15,055
Goodwill	3,167			—
Other real estate owned and repossessed assets	42,199			53,513
Loan servicing rights	57,702			75,863
FDIC receivable	11,684			7,592
Company-owned life insurance	104,284			81,245
Other non-earning assets	237,047			225,793
Total assets	$6,358,314			$5,646,248
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$815,528	$1,468	0.18%	$689,225	$824	0.12%
Money market and savings deposits	1,281,622	2,385	0.19	1,289,388	1,930	0.15
Time deposits	1,444,631	9,431	0.65	1,247,907	6,080	0.49
Other brokered funds	420,354	2,254	0.54	268,080	879	0.33
Short-term borrowings	121,408	967	0.80	153,951	420	0.27
Long-term debt	440,660	3,717	0.84	257,487	2,627	1.02
Total interest-bearing liabilities	4,524,203	20,222	0.45%	3,906,038	12,760	0.33%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing demand deposits	1,005,905			943,321
FDIC clawback liability	20,939			25,823
Other liabilities	59,843			39,300
Shareholders' equity	747,424			731,766
Total liabilities and shareholders' equity	$6,358,314			$5,646,248
Net interest income		$214,666			$204,263
Interest spread			3.64%			3.98%
Net interest margin as a percentage of interest-earning assets			3.70%			4.01%
Tax equivalent effect			0.03%			0.03%
Net interest margin as a percentage of interest-earning assets (FTE)			3.73%			4.04%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $2.3 million and $2.1 million on tax-exempt securities for the years ended December 31, 2015 and 2014, respectively, using the statutory tax rate of 35%.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.
Reconciliation of Non-GAAP Financial Measures (1)
(Unaudited)

	2015				2014
(Dollars in thousands, except per share data)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter

Tangible shareholders' equity:
Total shareholders' equity	$725,215	$714,768	$766,406	$753,849	$761,607
Less:
Core deposit intangibles	12,808	13,470	14,131	14,796	13,035
Goodwill	3,524	3,524	3,524	3,524	—
Tangible shareholders' equity	$708,883	$697,774	$748,751	$735,529	$748,572
Tangible book value per share:
Shares outstanding	66,115	66,128	71,129	70,938	70,532
Tangible book value per share	$10.72	$10.55	$10.53	$10.37	$10.61
Tangible average equity to tangible average assets:
Average assets	$6,566,273	$6,492,209	$6,296,629	$6,050,721	$5,865,624
Average equity	723,423	731,040	758,284	759,365	754,722
Average core deposit intangibles	13,129	13,802	14,465	14,201	13,334
Average goodwill	3,524	3,524	3,524	2,075	—
Tangible average equity to tangible average assets	10.79%	11.02%	11.79%	12.31%	12.67%
Core efficiency ratio:
Net interest income	$58,378	$55,647	$49,609	$51,032	$51,463
Noninterest income	23,575	19,342	22,098	21,430	15,834
Total revenue	81,953	74,989	71,707	72,462	67,297
Less:
(Expense)/benefit due to change in the fair value of loan servicing rights	1,446	(3,831)	3,146	(4,084)	(3,656)
FDIC loss sharing income	—	(2,696)	(5,928)	(1,068)	(244)
Total core revenue	80,507	81,516	74,489	77,614	71,197
Total noninterest expense	68,602	47,829	53,293	56,595	48,098
Less:
Transaction and integration related costs	328	113	419	3,347	329
Net loss on early termination of FDIC loss share and warrant agreements	20,364	—	—	—	—
Property efficiency review	—	—	1,820	—	—
Total core noninterest expense	$47,910	$47,716	$51,054	$53,248	$47,769
Core efficiency ratio	59.51%	58.54%	68.54%	68.61%	67.09%
(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.